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        SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
       CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING


The weighted average number of partnership units used in the computation of earnings per unit is as follows:

                                                     Three Months
                                             Ended March 31
                                                   1995         1996
  Weighted average number of units
   outstanding at the beginning of the
      period                                        4,219,464   4,308,568

     Weighted average number of units issued
       during the period                                    -                  -

     Weighted average number of units at the
      end of the period                             4,219,464   4,308,568

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